Exhibit 23.1

Consent of Independent Auditors

The Board of Directors

Owens & Minor, Inc.:

We consent to incorporation by reference in the Registration Statements (Nos. 33-32497, 33-41402, 33-65606, 333-58337, 333-58341, 333-61550 and 333-106361) on Form S-8 and the Registration Statement (No. 33-44428) on Form S-3 of Owens & Minor, Inc. of our report dated February 3, 2004, with respect to the consolidated financial statements of Owens & Minor, Inc. and subsidiaries, which report appears in the December 31, 2003 Annual Report on Form 10-K of Owens & Minor, Inc.

Our report covering the consolidated financial statements refers to a change in accounting for goodwill and other intangible assets which was effective January 1, 2002.

/s/ KPMG, LLP

Richmond, Virginia

February 27, 2004